Contact:  Tom Frank, CFO
          Tom.Frank@nlcinc.com
          484-947-2030

FOR IMMEDIATE RELEASE


                      Nobel Learning Communities Completes
                  Enchanted Care Learning Centers Acquisition

       Signs Letter of Intent to Acquire Two Additional Elementary Schools


         New Acquisition opens the fast growing Phoenix, Arizona market

WEST CHESTER, Pa. - March 18, 2008 - Nobel Learning Communities, Inc. (NASDAQ:
NLCI), a leading operator of private preschools, elementary schools and middle schools, today announced it has completed the acquisition of all of the outstanding shares of Enchanted Care Learning Centers, Inc. ("Enchanted Care"), a leading private preschool for children ages infant through Kindergarten in the Columbus, Ohio market.

The Company also announced the signing of a letter of intent to acquire the two Camelback Desert Schools, located in the Phoenix, Arizona market. The Company expects to complete the acquisition process within the next 90 days, pending approval from Arizona licensing requirements and completion of the necessary transaction work, including the execution of definitive agreements.

George H. Bernstein, President and CEO of Nobel Learning Communities, said, "We are delighted to add Enchanted Care to our nationwide network of schools and we welcome their students, teachers and administrators to the Nobel Learning family. Key Enchanted Care personnel are continuing in their roles to ensure continuity with the parents and children and to sustain the high-quality education for which each of our respective organizations is widely recognized. The Enchanted Care acquisition will be modestly accretive during the last quarter of our fiscal year ending June 30, 2008 and, along with our recently completed Ivy Glen acquisition, is expected to be accretive for fiscal 2009."

Enchanted Care adds nine preschools and six before- and after-school and camp facilities to Nobel Learning's portfolio, increasing operations to 172 schools and six before- and after-school facilities across 14 states. Nobel Learning used its existing cash resources and credit facility to pay the purchase price of approximately $15 million. Enchanted Care generated revenue of approximately $12 million for the calendar year ending December 31, 2007.
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Commenting on the Camelback Desert Schools acquisition, Mr. Bernstein added,
"Once completed, the Camelback Desert Schools acquisition will be the Company's initial entry into the fast growing Phoenix, Arizona market. We are impressed by the high quality of CDS' educational offering and the strong demographics of the school's affluent suburban locations. Because we expect CDS to realize its full potential and steadily improve its performance as it is integrated into the Nobel Learning network, we anticipate it will add to earnings after the end of fiscal 2009. We look forward to welcoming Camelback Desert Schools to our family of learning communities."

About Enchanted Care Learning Centers, Inc.

Enchanted Care is a leading private school for children ages infant through preschool in Columbus, Ohio and the surrounding counties, delivering well-rounded educational programs that meet the intellectual, physical, social and emotional needs of each child. With facilities located in Delaware, Franklin and Union Counties in Ohio, the Company operates infant through Kindergarten and before- and after-school and camp programs in Dublin, Hilliard, Powell, Lewis Center, Westerville, Gahanna, and Marysville, Ohio.

About Camelback Desert Schools

With schools located in Paradise Valley and Scottsdale, Arizona, Camelback Desert Schools (CDS) is the oldest private school operator in the Phoenix area, serving children from 3 years old through 8th grade. CDS utilizes an interdisciplinary approach to education grounded in a belief in tradition, academic challenge, and integrated play as a key element of learning. CDS supports the development and maximizes the potential of its students to create people capable of discovery, invention and creative leadership.

About Nobel Learning Communities

Nobel Learning Communities, Inc. is a national network of 172 nonsectarian private schools, including preschools, elementary schools, and middle schools in 14 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit www.NobelLearning.com.


Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

NLCI-F
NLCI-G

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